Exhibit 7(p)

LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado  80112

February 10, 2004

IDT Corporation
520 Broad Street
Newark, New Jersey  07102
Facsimile:  (973) 438-1616
Attention:  Ely Tendler

Gentlemen/Ladies:

Reference is made to (i) that certain Merger Agreement (the “Merger Agreement”), dated the date hereof, among IDT Corporation, a Delaware corporation (“IDT Parent”), IDTI Holdings, LLC, a Delaware limited liability company, Liberty Media Corporation, a Delaware corporation (“Liberty Parent”), and the Seller Subsidiaries (as defined in the Merger Agreement) and that certain Stock Exchange Agreement (the “Stock Exchange Agreement”), dated the date hereof, between IDT Parent and Liberty IDTel, Inc., a Delaware corporation (“Liberty IDTel”) and (ii) the Form of Registration Rights Agreement attached as Annex A to each of the Merger Agreement and the Stock Exchange Agreement (the “Registration Rights Agreement”).  The purpose of this letter agreement (the “Letter Agreement”) is to set forth the agreement among IDT Parent, Liberty Parent, Liberty IDTel, and the stockholders of the Seller Subsidiaries with respect to a lock-up of the shares of IDT Parent Class B Common Stock, par value $.01 per share (the “Class B Common Stock”) to be issued by IDT Parent pursuant to the Merger Agreement and the Stock Exchange Agreement and the availability of the Registration Rights Agreement in light of the lock-up.  Accordingly, in consideration of the performance of the respective obligations of the parties pursuant to the Merger Agreement and the Stock Exchange Agreement, each of the undersigned hereby agree as follows:

1.                                       Liberty Parent, Liberty IDTel, Microwave Holdings, L.L.C., a Delaware limited liability company (“Microwave Holdings”), and Liberty TP Management, Inc., a Delaware corporation (“LTPM”) (Liberty Parent, Liberty IDTel, Microwave Holdings and LTPM collectively, the “Stockholders”), hereby covenant and agree not to (1) offer, sell, contract to sell or otherwise dispose of and (2) transfer title to (a “Prohibited Sale”) any of the 3,222,786 shares (the “Acquired Shares”) of Class B Common Stock acquired by the undersigned pursuant to either the Merger Agreement or the Stock Exchange Agreement, during the period commencing on the “Closing Date” (as that term is defined in each of the Merger Agreement and the Stock Agreement) and ending on the earlier of (i) the 18-month anniversary of the Closing Date or (ii) September 30, 2005 (the “Lockup Period”), without the prior written consent of IDT Parent (which consent shall not be unreasonably withheld).  Notwithstanding the foregoing, any Stockholder shall be permitted from time to time during the Lockup Period, without the requirement of having to seek or obtain IDT Parent’s consent:  (i) to transfer all or any part of the Acquired Shares (A) to any Stockholder, (B) to any majority-owned subsidiary of Liberty Parent

(each, a “Permitted Transferee”), provided that such transferee agrees with IDT Parent to be bound hereby with the same effect as if it were named herein in lieu of the transferring Stockholder (or its Permitted Transferee), and (C) in any transaction in which holders of Class B Common Stock participate or have the opportunity to participate pro rata, including, without limitation, a merger, consolidation or binding share exchange involving IDT Parent, a disposition of Class B Common Stock in connection with the exercise of any rights, warrants or other securities distributed to IDT Parent’s stockholders, or a tender or exchange offer for Class B Common Stock, or (ii) to pledge any of the Acquired Shares to secure bona fide indebtedness or other financial obligations, which shares may be offered and sold by the pledgee free of the restrictions of this Letter Agreement upon a foreclosure by or on behalf of such pledgee, and no transaction contemplated by the foregoing clause (i) or (ii) shall be deemed a Prohibited Sale for purposes of this Letter Agreement.

2.                                       Notwithstanding anything to the contrary in the preceding paragraph 1 hereof, the Lockup Period shall expire, and the restrictions set forth in the preceding paragraph 1 shall cease to apply to, 1,611,393 of the Acquired Shares (as adjusted for any stock splits, stock dividends, reverse stock splits and/or similar events) from and after the 9-month anniversary of the Closing Date.

3.                                       Notwithstanding any language to the contrary contained in this letter agreement, the parties acknowledge and agree that the demand registration rights described in Sections 2.1(a) and (c) of the Registration Rights Agreement (i) shall become exercisable as to any particular Acquired Shares commencing on the 90th day preceding the expiration of the Lockup Period applicable to those shares; provided, that IDT Parent shall not be obligated to have any registration statement relating to those shares declared effective by the Securities and Exchange Commission prior to the expiration of such Lockup Period and (ii) shall be exercisable at any time after the Closing Date in respect of any hedging or monetization transaction involving the Acquired Shares included within the plan of distribution attached as Annex A to the Registration Rights Agreement.

4.                                       This Letter Agreement and the relationship of the parties with respect hereto shall be governed by and construed in accordance with the internal laws of the State of Delaware.

5.                                       This Letter Agreement will become a binding agreement among the undersigned as of the Closing Date.  This Letter Agreement (and the agreements reflected herein) may be terminated by the mutual agreement of IDT Parent and Liberty Parent, and if not sooner terminated, will terminate upon the expiration date of the Lockup Period.  This Letter Agreement may be duly executed by facsimile and in any number of  counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.  Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart.  This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

If the foregoing accurately reflects our agreement, please sign one copy of this Letter Agreement and return it to the undersigned.

Very truly yours,

LIBERTY MEDIA CORPORATION

		By:	/s/ Albert Rosenthaler
		Printed Name:	Albert Rosenthaler
		Title:	Senior Vice President

MICROWAVE HOLDINGS, L.L.C.

		By:	/s/ Albert Rosenthaler
		Printed Name:	Albert Rosenthaler
		Title:	Senior Vice President

LIBERTY TP MANAGEMENT, INC.

		By:	/s/ Albert Rosenthaler
		Printed Name:	Albert Rosenthaler
		Title:	Senior Vice President

LIBERTY IDTEL, INC.

		By:	/s/ Albert Rosenthaler
		Printed Name:	Albert Rosenthaler
		Title:	Senior Vice President

ACCEPTED and AGREED
as of February 10, 2004:

IDT CORPORATION

By:	/s/ Howard Jonas
Printed Name:	Howard Jonas
Title:	Chairman and Director